Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Sierra Monitor Corporation

We consent to the incorporation by reference in the Registration Statements (Nos. 333-18241, 333-85376 and 333-147083) on Form S-8 of Sierra Monitor Corporation of our report dated March 30, 2018, relating to the balance sheets of Sierra Monitor Corporation as of December 31, 2017 and 2016, and the related statements of operations, shareholders’ equity and cash flows for the years then ended, appearing in this Annual Report on Form 10-K of Sierra Monitor Corporation to be filed with the Securities and Exchange Commission.

/s/ Squar Milner LLP

Newport Beach, California
March 30, 2018

1